Exhibit 16


October 4, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:



We have read the statements made by Diversified Futures Fund L.P. (formerly known as Prudential-Bache Diversified Futures Fund L.P. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Fund's Form 8-K report dated October 1,
2004. We agree with the statements concerning our Firm in such Form 8-K.



Very truly yours,




/ s / PricewaterhouseCoopers LLP


cc:    Ms. Maureen Howley
          Senior Vice President & Chief Financial Officer
         Preferred Investment Solutions Corp.
         Two American Lane
         Greenwich, CT 06831